Exhibit 99.1

FCB BANCORP
FCB Bancorp Posts Record Results and Completes Acquisition
Camarillo, California – October 28, 2005 – FCB Bancorp (OTCBB: FCBA; formerly First California Bank – OTCBB: FCAA) announced today record third quarter earnings of $762,000 an increase of 28 percent from the same quarter a year ago and 21 percent higher than last quarter. For the first nine months of 2005, net income was $1,968,000 up 12 percent from the same period a year ago.
FCB Bancorp is a new bank holding company formed by the shareholders of First California Bank. First California Bank shareholders’ stock was converted, without the recognition of gain or loss for tax purposes, into stock of FCB Bancorp on a share-for share basis. Shareholders need not exchange stock certificates although shareholders may do so, if desired. First California Bank became a wholly-owned subsidiary of FCB Bancorp on September 30, 2005.
FCB Bancorp also completed the acquisition of South Coast Bancorp, Inc. and its wholly owned subsidiary, South Coast Commercial Bank, on September 30, 2005 for cash consideration of $36 million. In connection with this acquisition, FCB Bancorp issued 1,115,000 shares of new common stock to accredited investors at $19.75 per share. Net proceeds from this offering were $20.7 million. In addition, FCB Bancorp issued $10.0 million of junior subordinated debentures [commonly referred to as ‘trust preferred securities’]. Substantially all of the proceeds from this issuance were used to fund the acquisition and pay expenses incurred with both the holding company formation and the acquisition. The acquisition was accounted for using the purchase method of accounting and, as a result, the September 30, 2005 balance sheet information includes the fair value of the assets acquired and the liabilities assumed from South Coast Bancorp, Inc. Revenues, expenses and the resulting income for 2005 and prior periods, however, reflect FCB Bancorp only.
Net income

(in thousands, except per share)	Third quarter		Nine months ended Sep 30,
	2005	2004	2005	2004
Net income	$762	$597	$1,968	$1,763

Basic earnings per share	$0.35	$0.28	$0.91	$0.86
Diluted earnings per share	$0.35	$0.27	$0.90	$0.83

Basic weighted average shares	2,175	2,163	2,167	2,052
Diluted weighted average shares	2,190	2,175	2,189	2,119
Net income for the third quarter of 2005 was $762,000 or $0.35 per diluted share compared with $597,000 or $0.27 per diluted share for the third quarter of 2004. For the first nine months of 2005, net income was $1,968,000 or $0.90 per diluted share compared with $1,763,000 or $0.83 per diluted share for the same period last year. The earnings per share data for 2005 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter of 2005.

Net interest income

(dollars in thousands)	Third quarter		Nine months ended Sep 30,
	2005	2004	2005	2004
Net interest income	$3,567	$2,882	$10,028	$8,719
Net interest margin (tax equivalent)	5.09%	4.48%	4.95%	4.79%
Average interest earning assets	$278,443	$258,553	$270,780	$242,461
Average interest bearing funds	$179,519	$133,936	$172,969	$132,676
Net interest income increased to $3.6 million for the third quarter of 2005, up 24 percent from $2.9 million for the third quarter of 2004. Net interest income for the first nine months of 2005 was $10.0 million and increased 15 percent from $8.7 million posted for the same period last year. The net interest margin on a tax equivalent basis for the third quarter of 2005 was 5.09 percent up from 5.02 percent for the second quarter and 4.84 percent for the first quarter of 2005. The increase in net interest margin each quarter since the third quarter of 2004 reflects the asset-sensitive nature of the Bank’s balance sheet. The Bank should continue to experience an increase in net interest margin as the prime rate increases.
Noninterest income and noninterest expense

(dollars in thousands)	Third quarter		Nine months ended Sep 30,
	2005	2004	2005	2004
Service charges, fees & other income	$439	$414	$1,212	$1,197
Loan commissions & sales	69	83	237	172
Gains(losses) on sales of securities	—	12	2	24

Noninterest income	$508	$509	$1,451	$1,393

* * *
Salaries and employee benefits	$1,522	$1,374	$4,541	$4,074
Premises and equipment	445	334	1,220	927
Other expenses	760	673	2,182	2,086

Noninterest expense	$2,727	$2,381	$7,943	$7,087

Efficiency ratio	66.93%	70.46%	69.20%	70.24%
Service charges, fees and other income for the third quarter of 2005 totaled $439,000 compared with $414,000 for the third quarter of 2004. Loan commissions and sales were $69,000 for the third quarter of 2005 and $83,000 for the third quarter of 2004. For the nine months of 2005, noninterest income, excluding securities transactions, was up 6 percent on higher levels of loan commissions and sales.
Operating expenses for the third quarter of 2005 were $2.7 million up from $2.4 million for the third quarter of 2004. The increase in operating expenses from a year ago reflects principally the increase in costs stemming from the new Simi Valley branch that opened in January 2005, the expansion of our Westlake Village office in the fourth quarter of 2004 and our move into a new operations center in the fourth quarter of 2004. Notwithstanding the increase in operating expenses, the efficiency ratio improved to 66.93 percent for the third quarter of 2005 from 70.46 percent for the same period a year ago. The improvement reflects higher net interest revenue from the growth in our portfolio of loans and the general increase in interest rates as well as our ability to generate low-cost core deposits from an expanding branch network.
Loans and deposits

(dollars in thousands)	As of Sep 30,			As of Sep 30,
	2005	2004		2005	2004
Commercial real estate	$224,383	$92,351	Checking	$90,782	$81,377
Commercial loans	56,271	56,438	Interest checking	21,793	19,043
Construction loans	23,004	8,175	Savings	24,395	11,975
Home equity loans/lines	7,482	2,036	Money market	61,094	44,398
Home mortgage	10,696	11,950	Time deposits under $100,000	88,885	21,825

Installment and credit card	4,315	2,593	Core deposits	286,949	178,618

Total loans	$326,151	$173,543	Time deposits $100,000 or more	74,239	30,260

			Total deposits	$361,188	$208,878

Loans and deposits at September 30, 2005 include the combined balances of FCB Bancorp and South Coast Bancorp, Inc. Loans ended the third quarter of 2005 at $326.2 million, up from $173.5 million at the end of the same period a year ago. Before the business combination, loans increased 19 percent from a year ago. Deposits ended the third quarter at $361.2 million, up from $208.9 at September 30, 2004. Before the business combination, deposits increased 12 percent from the end of the year ago period.
Allowance for loan losses and asset quality

(dollars in thousands)	Third quarter		Nine months ended Sep 30,
	2005	2004	2005	2004
Beginning balance	$2,593	$2,533	$2,346	$2,325
Balance acquired in purchase	1,184	—	1,184	—
Provision for loan losses	122	104	366	313
Loans charged-off	—	(50)	(74)	(86)
Recoveries on loans charged-off	96	(22)	172	13

Ending balance	$3,995	$2,565	$3,995	$2,565

* * *
Allowance to loans	1.22%	1.48%
* * *
Accruing loans past due 90 days or more	$—	$392
Nonaccrual loans	$—	$2,376
Nonaccrual loans to loans	—	1.37%
At September 30, 2005 the allowance for loan losses was $4.0 million and the ratio of the allowance to loans was 1.22 percent. There were no nonaccrual loans at September 30, 2005. The one nonaccrual loan reported last quarter, for which there have been no charge-offs, has been returned to accruing status.
Capital and selected ratios
The ratio of shareholders’ equity to assets at September 30, 2005, which reflects the effects of the acquisition was 9.62 percent compared with 8.21 percent at the end of the year ago period. Tangible equity to tangible assets at September 30, 2005 was 6.16 percent compared with 8.21 percent a year ago. Book value per common share at September 30, 2005 increased to $13.72 at September 30, 2005 from $10.18 at September 30, 2004. The return on average assets and the return on average common equity for the third quarter of 2005 were 1.01 percent and 12.35 percent, respectively. The return on average assets and the return on average common equity for the first nine months of 2005 were 0.90 percent and 11.05 percent, respectively.

Pro forma financial information
The pro forma combined income statement information has been presented as if the merger, common stock issuance and trust preferred issuance had occurred at the beginning of the year. The pro forma income statement information include estimates and assumptions that were made solely for purposes of developing this pro forma information and are not necessarily an indication of the results that would have been achieved had the merger been consummated at the first of the year or that may be achieved in the future.

(in thousands, except per share)	1Q2005	2Q2005	3Q2005	9 Mths 2005
Net income as reported	$577	$629	$762	$1,968
Pro forma combined net income	$884	$1,018	$1,196	$3,097

Earnings per share as reported:
Basic	$0.27	$0.29	$0.35	$0.91
Diluted	$0.26	$0.29	$0.35	$0.90

Pro forma combined earnings per share:
Basic	$0.27	$0.31	$0.36	$0.94
Diluted	$0.27	$0.31	$0.36	$0.94

Average shares outstanding as reported:
Basic	2,163	2,163	2,175	2,167
Diluted	2,187	2,178	2,190	2,189

Pro forma average shares outstanding:
Basic	3,278	3,278	3,278	3,278
Diluted	3,302	3,293	3,293	3,300
Pro forma combined diluted earnings per share for the nine month period ended September 30, 2005 is approximately 4 percent higher than the respective reported amount.

FCB Bancorp
FCB Bancorp, and its two wholly owned subsidiaries, First California Bank and South Coast Commercial Bank, is a leading community banking company with headquarters in Ventura County. As previously announced, FCB Bancorp will sell South Coast Commercial Bank to Woori America Bank for a premium of $1 million before taxes and expenses. Prior to this transaction, which is subject to regulatory approvals and is anticipated to close in the fourth quarter of 2005, most of the assets and liabilities of South Coast Commercial Bank, including all current retail customer accounts will be acquired or assumed by First California Bank.
First California Bank opened for business in 1979 and has six full service offices located in Camarillo, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village. South Coast Commercial Bank has two full service offices in Irvine and Anaheim Hills and a loan production office in Torrance.

Contact information

C. G. Kum	Romolo Santarosa
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
805-322-9308	805-322-9333
cgkum@fcbank.com	rsantarosa@fcbank.com
* * * * * * * * * * *
This press release includes ‘forward-looking’ statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, and (iv) the Company’s beliefs and expectations of future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
# # #
Selected financial data attached

FCB Bancorp
Selected Financial Data

(in thousands, except per share data)
	3Qtr 2005	2Qtr 2005	1Qtr 2005	4Qtr 2004	3Qtr 2004
Income statement summary
Net interest income	$3,567	$3,359	$3,102	$2,937	$2,882
Service charges, fees & other income	439	359	414	414	414
Loan commissions & sales	69	66	102	47	83
Gains (losses) on sales of securities	—	2	—	70	12
Operating expenses	2,727	2,650	2,565	2,322	2,381
Provision for loan losses	122	122	122	104	105

Income before income tax	1,226	1,014	931	1,042	905
Income tax	464	385	354	370	308

Net income	$762	$629	$577	$672	$597

Balance sheet summary
Loans	$326,151	$199,631	$185,778	$182,873	$173,453
Allowance for loan losses	3,995	2,593	2,537	2,346	2,565
Securities	77,171	73,934	75,005	77,345	75,981
Deposits	361,188	238,468	231,882	227,188	208,878
Federal Home Loan Bank advances	47,566	34,940	30,350	32,850	35,665
Junior subordinated debentures	10,000	—	—	—	—
Shareholders’ equity	44,960	23,664	22,587	22,545	22,012
Goodwill	17,241	—	—	—	—
Total assets	467,391	298,294	285,909	283,745	268,273

Common shareholders’ data
Basic earnings per share	$0.35	$0.29	$0.27	$0.31	$0.28
Diluted earnings per share	$0.35	$0.29	$0.26	$0.31	$0.27
Book value per share	$13.72	$10.94	$10.44	$10.42	$10.18
Basic weighted average shares	2,175	2,163	2,163	2,163	2,163
Diluted weighted average shares	2,190	2,178	2,187	2,184	2,175

Capital ratios
Total capital ratio *	11.42%	11.63%	12.77%	12.25%	12.37%
Tier 1 capital ratio *	10.28%	10.44%	11.52%	11.04%	11.12%
Tier 1 leverage ratio *	8.65%	8.20%	8.27%	8.31%	8.11%
Equity to assets	9.62%	7.93%	7.90%	7.95%	8.21%
Tangible equity to tangible assets	6.16%	7.93%	7.90%	7.95%	8.21%

Financial ratios
Return on average assets	1.01%	0.89%	0.85%	0.97%	0.87%
Return on average equity	12.35%	10.88%	10.33%	11.80%	11.03%
Efficiency ratio	66.93%	70.03%	70.90%	68.33%	70.46%
Net interest margin (tax equivalent)	5.09%	5.02%	4.84%	4.64%	4.48%

*	September 30, 2005 ratios are preliminary.

FCB Bancorp
Selected Financial Data

(in thousands, except per share data)	Nine months ended September 30,
	2005	2004
Income statement summary
Net interest income	$10,028	$8,719
Service charges, fees & other income	1,212	1,197
Loan commissions & sales	237	172
Gains (losses) on sales of securities	2	24
Operating expenses	7,943	7,087
Provision for loan losses	366	313

Income before income tax	3,171	2,712
Income tax	1,203	949

Net income	$1,968	$1,763

Balance sheet summary
Loans	$362,151	$173,453
Allowance for loan losses	3,995	2,565
Securities	77,171	75,981
Deposits	361,188	208,878
Federal Home Loan Bank advances	47,566	35,665
Junior subordinated debentures	10,000	—
Shareholders’ equity	44,960	22,012
Goodwill	17,241	—
Total assets	467,391	268,273

Common shareholders’ data
Basic earnings per share	$0.91	$0.86
Diluted earnings per share	$0.90	$0.83
Book value per share	$13.72	$10.18
Basic weighted average shares	2,167	2,052
Diluted weighted average shares	2,189	2,119

Capital ratios
Total capital ratio *	11.42%	12.37%
Tier 1 capital ratio *	10.28%	11.12%
Tier 1 leverage ratio *	8.65%	8.11%
Equity to assets	9.62%	8.21%
Tangible equity to tangible assets	6.16%	8.21%

Financial ratios
Return on average assets	0.90%	0.89%
Return on average equity	11.05%	11.77%
Efficiency ratio	69.20%	70.24%
Net interest margin (tax equivalent)	4.95%	4.79%

*	September 30, 2005 ratios are preliminary.